Exhibit 99.2

SUBJECT: Creation Technologies intends to acquire IEC Electronics

Creation Colleagues,

Today is an exciting day in the history of our company! I am thrilled to announce that Creation Technologies has entered into an agreement to acquire IEC Electronics, an EMS company with locations in upstate New York and Albuquerque, New Mexico (www.iec-electronics.com). IEC is a publicly traded company on the NASDAQ exchange (NASDAQ: IEC). The acquisition is structured as a tender offer and is expected to close by early October, subject to antitrust approval and other customary conditions.

This is a significant opportunity for Creation, IEC and for our combined customers. IEC has built a strong reputation for service and a prestigious customer franchise with a focus on Aerospace & Defense. IEC also has many best practices and a healthy culture that I am certain will be a stellar addition to our Creation family. Expanding our capabilities has been a strategic priority for Creation. IEC employs approximately 860 employees at sites with over 440,000 sq. ft. of manufacturing space and nine SMT lines.

The acquisition of IEC will also bring a number of ancillary service offerings in the areas of Analytical Testing, Precision Machining, Interconnect Solutions (cables and harnesses), that add to our Creation Design Services (CDS), Creation Express Services (CES), Test Development Services (TDS), Value Analysis Value Engineering (VAVE), and Launch with Excellence to Advanced Production (LEAP) portfolio. They also have experience and the required certifications to serve customers such as NASA and other space-based programs.

Tom Gernon, Creation Technologies’ Chief Customer Service Officer, will lead the overall planning and execution of the integration program. We have also hired consulting firm McKinsey & Company to support that effort. IEC operations in upstate New York and Albuquerque, New Mexico will be added to the Eastern Region under Mike Osborne’s leadership.

We look forward to the opportunities that will emerge for all of us from this exciting addition and will work to keep everyone informed throughout the deal closing and integration process. Please ensure you regularly keep abreast of information in the Creation Connect Newsletter. I know I can count on all Creation colleagues to give the IEC team a warm welcome and to do their part to ensure a successful integration as we take these steps to build our great company.

If you have any questions, please reach out to your local leader.

Sincerely,

/s/ Stephen P. DeFalco

Stephen P. DeFalco

Chairman and CEO

Creation Technologies

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding future events, including but not limited to the acquisition of IEC Electronics Corp. (“IEC”) by Creation Technologies Inc. (“Creation”). Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, the effects of disruption from the tender offer or acquisition on IEC’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in IEC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 20, 2020 and in subsequent SEC filings. These forward-looking statements are made as of the date of this communication, and IEC expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

The tender offer for the purchase of the issued and outstanding shares of the common stock of IEC described in this communication has not yet commenced. This communication is for informational purposes only and is neither a recommendation nor an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that CTI Acquisition Corp. (the “Offeror”) will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, the Offeror will file tender offer materials on Schedule TO, and IEC thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF COMMON STOCK OF IEC ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THAT HOLDERS OF IEC COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Common Stock of IEC at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s website at www.sec.gov or by directing a request to the Information Agent for the tender offer who will be named by the Offeror in the tender offer materials.